Company Contact:	Agency Contact:
Mark Perkins	Pam Lagano
Executive Vice President	Lagano & Associates, Inc.
727.461.3000	727.480.3082
mperkins@aerosonic.com	plagano@laganoassoc.com

For Immediate Release

Aerosonic Reports Fourth Quarter and Full Year Results

CLEARWATER, Fla. – May 1, 2007 — Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its annual report on Form 10-K for the year ended January 31, 2007, with the United States Securities and Exchange Commission.

SUMMARY FINANCIAL RESULTS

	Fourth Quarter			Full Year
	FY 2007	FY 2006	Change	FY 2007	FY 2006	Change
Revenues	$ 7,260,000	$7,754,000	($ 494,000)	$31,253,000	$34,763,000	($3,510,000)
Operating income	(132,000)	134,000	(266,000)	942,000	2,308,000	(1,366,000)
Operating margin	(1.8)%	1.7%	(3.5%)	3.0%	6.6%	(3.6%)

Net income	($211,000)	$1,129,000	($1,340,000)	$565,000	$2,550,000	($1,985,000)
Earnings per share
Basic and diluted	($0.06)	$0.29	($0.23)	$0.16	$0.65	($0.49)

Operating cash flow	$ 458,000	$ 178,000	$ 280,000	$ 1,190,000	$ 2,964,000	($1,774,000)

For its fiscal quarter ended January 31, 2007, the Company reported revenues of approximately $7.3 million, down 6% as compared to revenues of approximately $7.8 million for the fiscal quarter ended January 31, 2006. This decrease compared to last year was primarily attributed to reduced revenue recognition on the nearly complete F-35 (Joint Strike Fighter) development program.

The Company reported a net loss for the quarter ended January 31, 2007 of approximately $211,000, or a loss of $0.06 per share, versus net income of $1,129,000, or $0.29 per share for the quarter ended January 31, 2006. This decrease was the result of lower revenue and gross profit rates, and was partially offset by lower compensation-related and travel costs. Income tax expense was higher due to a reduction in the estimate of extraterritorial income tax credits in the current year.

For the year ended January 31, 2007, the Company reported revenues of approximately $31.3 million, down 10% when compared to revenues of approximately $34.8 million for the year ended January 31, 2006. This decrease was primarily attributed to reduced revenue recognition on the F-35 development program as well as continued weak spare parts sales.

The Company’s backlog increased approximately $3.2 million, or 15%, to approximately $24.2 million for the year ended January 31, 2007. This increase was driven by the receipt of a follow-on order from Korea Aerospace Industries, Ltd. of approximately $7.5 million.

Net income for the year ended January 31, 2007 was approximately $565,000, or $0.16 per share, down from $2,550,000, or $0.65 per share for the year ended January 31, 2006. This decrease was driven by a reduction in gross profit due to lower revenue as well as higher income tax expense due to a reduction in estimated extraterritorial income tax credits in the current year.

“Although our results are below the expectations of management, we believe the recently-announced consolidation plan and the growth in the backlog of the Company will improve our future prospects,” stated David Baldini, Aerosonic’s Chairman, President and Chief Executive Officer. “The Company’s backlog grew more than 15% in the past year, and the consolidation plan is expected to further rationalize our cost structure and drive efficiencies throughout the Company. We will continue the execution of the phased consolidation plan to ensure that our customers’ needs are satisfied and that the transition of the Company’s Virginia-based manufacturing and administrative activities to its Florida operations occurs smoothly.” Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company’s operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.